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                                                                    EXHIBIT 23.1

                       CONSENT TO INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated September 17, 1996 relating to the financial statements of ArQule, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 31, 1995 listed under item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

Boston, Massachusetts

September 23, 1996